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                                                                   EXHIBIT 10.67


                                CONTRACT OF SALE

         This Contract of Sale ("Contract") is entered into between BRUNNER COMPANIES INCOME PROPERTIES L.P.I, whose address is 3632 Wheeler Road, Augusta, Georgia, 30909 ("Seller") and JOSEPH L. TAMSBERG, JR., whose address is 126 Meeting Street, Charleston, South Carolina, 29401 ("Buyer").


                                   ARTICLE I
                         AGREEMENT OF PURCHASE AND SALE

         Upon the terms and conditions hereinafter stated, Seller agrees to sell, transfer and assign to Buyer, and Buyer agrees to purchase and accept from Seller on and subject to the terms and conditions set forth in this Contract, the tract of land containing approximately 5.07 acres, more or less, as situated at 1045 N. Fraser Street, Georgetown, Georgetown County, South Carolina, as described on EXHIBIT A, together with all buildings, rights and appurtenances pertaining to such property and leases of all or any portion of the property (all of which will be hereinafter collectively referred to as the "Property").


                                   ARTICLE II
                                 PURCHASE PRICE

         2.1 Purchase Price. The Purchase Price (herein so called) to be paid by Buyer to Seller for the Property shall be ONE MILLION SEVEN HUNDRED AND SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS ($1,775,000.00), payable in cash at Closing.

         2.2 Earnest Money. On the date of this Contract, Buyer shall deliver to Hull, Towill Norman Barrett & Salley, attorneys for the Seller, the Earnest Money (herein so called) in the amount of Twenty-Five Thousand & 00/100 ($25,000.00). If the purchase and sale hereunder is consummated in accordance with the terms and provisions hereof, the Earnest Money shall be paid to Buyer at the Closing. In the event of Buyer's default, the Earnest Money shall be paid to Seller.

         2.4 Payment of Purchase Price. The Purchase Price shall be payable at Closing in cash or wired funds to Seller.


                                  ARTICLE III
                   REPRESENTATIONS, WARRANTIES AND COVENANTS

         3.1 Seller's Representations, Warranties and Covenants. In order to induce Buyer to enter into this Contract, Seller represents and warrants to Buyer, to the best of Seller's knowledge, without inquiry, that as of the date of this Contract and the Closing Date:

                  (a) There is no pending or threatened litigation, condemnation or similar proceeding affecting the Property or any part thereof, nor to the best knowledge and belief of Seller is any such proceeding or assessment contemplated by any governmental authority;

                  (b) There are no unpaid charges, costs, or expenses for improvements in, on, or upon the Property which might form the basis for a claim for or affixation of any type of mechanics,


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materialman's, laborer's artisan's, or other statutory lien; and

         (c) There are no parties in possession of any portion of the Property as lessees, tenants at sufferance, licensees, or trespassers and no person or entity has any right or option to lease, purchase, occupy, or possess all or any part of the Property or any interest therein, except as listed in EXHIBIT "B".

         (d) The Property is not used and has not been used for the generation, manufacture storage or disposal of any Hazardous Materials. "Hazardous Materials" shall mean any substance which is or contains (i) any "hazardous substance" as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. 9601 et seq.) ("CERCLA") or any regulations promulgated under or pursuant to CERCLA; (ii) any "hazardous waste" as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) ("RCRA"); (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or nonfriable; (vi) radon gas; and (vii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements (as defined hereinafter) or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) require reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or threatens to pose a hazard to the health or safety of persons on the Property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass. "Environmental Requirements" shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivision, agency, or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, to the environment, or the emission, discharge, release of threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including without limitation, ambient air, surface water, ground water or land or soil.

         (e) Seller is not aware of any structural or latent defects in the building or its systems and further represents that it has not knowingly withheld from Buyer information relating to any material defects in the property.

     3.2 Survival. These representations, warranties and covenants shall survive the Closing for a period of six months.


                                   ARTICLE IV
                                TITLE AND SURVEY

     4.1 Survey. Buyer may, at Buyer's sole cost and expense, cause to be prepared and furnished to Buyer a current plat of survey ("Survey") of the Property, prepared by a duly licensed South Carolina land surveyor ("Surveyor"). Upon approval of the survey by Seller, the metes and bounds description of the Property as reflected in the Survey shall be substituted for the description set forth in EXHIBIT A attached hereto, and the legal description contained in the Deed to be delivered by Seller to Buyer at the Closing.

     4.2 Commitment. Buyer may, at Buyer's sole cost and expense, obtain a Commitment for Owner's Title Policy ("Commitment") issued by a title insurance company of Buyer's choosing (the "Title Company") setting forth the state of title to the Property and all exceptions, including easements, restrictions, rights-of-way, covenants, reservations, and other conditions, if any, affecting


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the Property which would appear in an Owner's Title Policy, if issued.

         4.3 Survey and Commitment; Seller's Obligation to Cure Buyer's Objections. In the event any exceptions appear in such Commitment or Survey that adversely affect marketability of title, then Buyer shall, by February 1, 2002, notify Seller in writing of such fact. Buyer shall include in such notification to Seller a copy of the Commitment, together with copies of the title documents pertinent to Buyer's objection. Seller may, at its option, eliminate or modify such unacceptable exceptions to the reasonable satisfaction of Buyer. If Seller is unable or unwilling to cure such objections within ten (10) days after Seller's receipt of Buyer's objections, Buyer may (a) terminate this Contract by notice in writing to Seller and receive an immediate refund of the Earnest Money; (b) accept such title as Seller can deliver; or (c) at Seller's request, extend the time for Seller to cure such objections. Any exceptions to title to which Buyer does not object within such period or to which Buyer objects but are uncured by Seller but subsequently accepted in writing by Buyer, shall be deemed to be "Permitted Exceptions".

         4.4 Due Diligence. In the event Buyer's due diligence reveals anything unsatisfactory, Buyer may terminate this Contract on or before February 1, 2002. If Buyer elects to terminate the Contract under this section, Buyer must notify Seller in writing by no later than February 1, 2002. Upon timely receipt of Notice from Buyer, escrow agent shall return the Earnest Money to Buyer, and neither party shall have any further obligation or liability to the other party hereunder.

                                   ARTICLE V
                                     LEASES

         5.1 Leases. The Seller will provide to the Buyer a tenant list and copies of all leases now in effect with respect to the property, including all amendments or extensions. Estoppel certificates from the Tenants shall be provided by Seller to Buyer.

         5.2 Representation as to Leases. The Seller represents and warrants that:

                  (a) no tenant has an option or right of first refusal to purchase the property;

                  (b) no tenant is entitled to rental concessions or abatements or tenant improvement work at the landlord's expense for any period after the scheduled date of the closing;

                  (c) the seller has not sent written notice to any tenant claiming that such tenant is in default and have not received any written notice from any tenant claiming that landlord is in default, which default remains uncured;

                  (d) no action or proceeding has been instituted against Seller by any tenant of the property;

                  (e) all security deposits will be delivered by the Seller to the Buyer at closing; and the representations in this
                  Article V shall survive closing.


                                   ARTICLE VI
                                    CLOSING

         6.1 Date and Place of Closing. The Closing (herein so called) shall take place at the offices of Buyer's attorney or Title Company by overnight delivery of closing documents. The Closing Date (herein so called) shall be February 15, 2002; provided, however, Buyer may designate an earlier date for Closing by written notice delivered to Seller.

         6.2      Items to be Delivered at the Closing.

                  (a) By Seller. At Closing, Seller shall deliver to Buyer, at Seller's sole cost and expense, each of the following items:

                           (i)      A special warranty deed ("Deed"), duly
executed and acknowledged by Seller, and in form for recording, conveying good and marketable, fee simple title to the Property


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to Buyer, subject only to the Permitted Exceptions; and

                  (ii) Evidence reasonably satisfactory to the Title Company and Buyer of Seller's authority to consummate this transaction.

         (b)      By Buyer.

                  (i) At Closing, Buyer shall deliver to Seller the Purchase Price in the form of cash or wired funds;

         6.3 Possession. Possession of the Property shall be delivered to Buyer by Seller at Closing, subject only to the Permitted Exceptions.

                                  ARTICLE VII
                                   PRORATIONS

         Seller and Buyer shall each pay their respective attorney's fees.
Buyer shall pay all recording fees, closing fees, cost of the commitment and survey, etc. Seller shall pay the transfer tax. Real Estate taxes for the then current year shall be prorated at the Closing Date effective as of the Closing Date. If the Closing Date occurs before the tax rates fixed for the then current year, the apportionment of taxes shall be on the basis of the tax rate for the preceding year applied to the latest assessed valuation. If the final tax rate or assessment for the year of closing for the Property is different than that upon which the proration at closing was made, Seller and Buyer agree to adjust the proration at such time as the actual taxes for the Property are known. Seller shall be solely responsible for any taxes and assessments attributable to the Property for any period prior to the Closing Date. The agreements in this paragraph shall survive the Closing. Rental shall be prorated effective as of the Closing Date. Common area maintenance (CAM) expenses shall be reconciled effective as of the Closing Date and all unspent prepaid CAM funds shall be delivered to Buyer by Seller.

                                  ARTICLE VIII
                       TERMINATION; DEFAULTS AND REMEDIES

         8.1 Buyer's Termination. If Seller is unable to convey title to the Property in accordance with Paragraph 5.2 hereof, if there has occurred a breach of any of Seller's representations, warranties, and/or covenants, or if any of the Conditions Precedent to Buyer's Performance specified herein have not been satisfied or waived by Buyer, Buyer may, at Buyer's option, terminate this Contract by written notice forwarded to Seller prior to the Closing Date or delivered to Seller on the Closing Date or earlier date as specified in this Contract for such notice of termination. If Buyer elects to terminate this Contract prior to February 1, 2002 for any reason or thereafter pursuant to a right to do so expressly given to Buyer in this Article VII, escrow agent shall return the Earnest Money to Buyer, and neither party shall have any further obligation or liability to the other party hereunder.

         8.2 Seller's Default: Buyer's Remedies. If Seller fails to consummate this Contract for any reason (other than Buyer's default or a termination of this Contract by Seller or Buyer pursuant to a right to do so expressly provided for in this Contract), Buyer may at its option elect either of the following remedies: (a) enforce the specific performance of this Contract; or (b) terminate this Contract and receive a refund of the Earnest Money. Seller and Buyer expressly agree that Buyer shall be entitled to specific performance hereof, although Seller has waived such right of specific performance hereof against Buyer.

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         8.3      Buyer's Default; Seller's Remedy. If Buyer fails or refuses to perform its obligations under this Contract for any reason (other than Seller's default or a termination of this Contract by Seller or Buyer pursuant to a right to do so expressly provided for in this Contract), the Earnest Money and all accrued interest shall be paid to Seller, and Seller shall be entitled to damages as may be determined by any court having jurisdiction.

                                   ARTICLE IX
                                  RISK OF LOSS

         9.1 The risk of loss by the taking of the Premises or any part thereof by eminent domain (or by deed in lieu thereof), shall be assumed solely by Seller until Closing.

         9.2 In the event of a taking of any portion of the Premises or a taking affecting access thereto, Buyer shall have the right, at its option and prior to the Closing, to either (a) terminate this Contract by giving Seller written notice to such effect, in which event the Deposits shall be refunded to Buyer and this Contract shall thereafter be of no further force or effect, or
(b) proceed to Closing, whereupon Seller shall proceed to Closing pursuant to
Section 5.1, in which event Buyer shall be entitled to receive and condemnation award allowed.

                                   ARTICLE X
                            MISCELLANEOUS PROVISIONS

         10.1 Conditions Precedent to Buyer's Performance: Right to Inspect. Buyer shall not be obligated to perform under this Contract and may terminate this Contract and receive an immediate refund of the Deposits unless Seller shall have performed all of Seller's obligations under this Contract and through the Closing Date, all of Seller's representations and warranties are true and correct.

         10.2 Indemnification. Buyer agrees to indemnify, defend, and hold Seller and its owners (collectively with Seller, the "Selling Parties") harmless from and against the amount of any compensatory, punitive or other damage, loss, cost or expense (including but not limited to reasonable attorneys' fees and expenses, litigation expenses, court costs and settlement costs) to the Seller occasioned or caused by, resulting from, or arising out of Buyer's appraisal, inspection or assessment of the Property in relation to Buyer's due diligence. For purposes of this Section, the term "Buyer" shall be deemed to include the agents and employees of Buyer.

         10.3 Buyer's Waiver of Conditions Precedent: Conditions Precedent Satisfied. Buyer may, at Buyer's sole option, waive any of the Conditions Precedent to Buyer's Performance specified in Section 9.1 above by giving written notice to Seller at any time on or before the Closing Date or earlier date specified for such condition precedent. Buyer shall be deemed to be satisfied with the Conditions Precedent to Buyer's Performance specified in
Section 9.1 hereof unless Seller has received from Buyer within the applicable time period for such condition precedent written notice stating that such condition precedent has not been satisfied and that Buyer is terminating this Contract.

         10.4 Broker's Commission. Seller and Buyer hereby agree and acknowledge that a third party real estate broker is involved in this transaction. Seller and Buyer each agree and acknowledge that a brokerage commission or finder's fee will be paid to C.B. Richard Ellis ("Broker") at Closing pursuant to a separate agreement. Seller and Buyer hereby agree and acknowledge there are no claims for broker's commissions or finder's fees, other than of Broker, in connection with the execution and delivery of this Contract. Seller and Buyer each agree to


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indemnify the other against and hold each party harmless from all liabilities arising from a breach of the representation and warranty made by such party herein, including without limitation, attorney's fees and related court costs.

         10.5 Notice. Any notice, approval, waiver, objection or other communication (for convenience, "notice") required or permitted to be given hereunder or given in regard to this Contract by one party to the other shall be in writing and the same shall be given and be deemed to have been served and given upon receipt of refusal of delivery (a) when delivered in person to the address set forth hereinafter for the party to whom notice is given; (b) except where actual receipt is specified in this Contract, when placed in the United States mail, postage prepaid, by Certified Mail, Return Receipt Requested, addressed to the party at the address hereinafter specified; or (c) by national overnight delivery company such as Federal Express. Any party may change its address for notices by notice theretofore given in accordance with this Section and shall be deemed effective only when actually received by the other party.

               If to Seller:   BRUNNER COMPANIES INCOME PROPERTIES L.P. I
                               3632 Wheeler Road,
                               Augusta, Georgia 30909
                               Attention: James M. Hull


               If to Buyer:    Joseph L. Tamsberg, Jr.
                               126 Meeting Street
                               Charleston, South Carolina 29401


         10.6 Entire Agreement. This Contract and the exhibits attached hereto constitute the entire agreement between Seller and Buyer, and there are no other covenants, agreements, promises, terms, provisions, conditions, undertakings, or understandings, either oral or written, between them concerning the Property other than those herein set forth. No subsequent alteration, amendment, change, deletion or addition to this Contract shall be binding upon Seller or Buyer unless in writing and signed by both Seller and Buyer.

         10.7 Headings. The headings, captions, numbering system, etc. are inserted only as a matter of convenience and may under no circumstances be considered in interpreting the provisions of this Contract.

         10.8 Binding Effect. All of the provisions of this Contract are hereby made binding upon the personal representatives, heirs, successors, and assigns of both parties hereto. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms "heirs, executors, administrators and assigns" shall include "successors, legal representatives and assigns".

         10.9  Time of Essence.  Time is of the essence of this Contract.

         10.10 Unenforceable or Inapplicable Provisions. If any provision hereof is for any reason unenforceable or inapplicable, the other provisions hereof will remain in full force and effect in the same manner as if such unenforceable or inapplicable provision had never been contained herein.

         10.11 Counterparts. This Contract may be executed in any number of counterparts, each of which will for all purposes be deemed to be an original, and all of which are identical.

         10.12 Applicable Law, Place of Performance. This Contract shall be construed under and in accordance with the laws of the State of South Carolina. Seller and Buyer hereby consent that venue of any action brought under this contract shall be in Georgetown County, South Carolina.


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         10.13 Attorney's Fees. In the event either Buyer or Seller should bring suit against the other in respect to any matters provided for in this Contract, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees in connection with such suit.

         10.14 Authority. Each person executing this Contract, by his execution hereof, represents and warrants that he is fully authorized to do so, and that no further action or consent on the part of the party for whom he is acting is required to the effectiveness and enforceability of this Contract against such party following such execution.

         10.15 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed at the Closing, Seller and Buyer agree to perform such other acts, and to execute and/or deliver such other instruments and documents and either Seller or Buyer, or their respective counsel, may reasonably require in order to effect the intents and purposes of this Contract, including Seller joining Buyer in requests for rezoning of the Property. Further, Seller and Buyer each agree to deliver to the Title Company affidavits and such other assurances as may reasonably be necessary or required to enable the Title Company to issue the policy of title insurance as contemplated in this Contract.

         10.16 Time Periods. Unless otherwise expressly provided, all periods for delivery or review and the like shall be determined on a "calendar" day basis. If any date for performance, approval, delivery or Closing falls on a Saturday, Sunday or legal holiday (state or federal) in the State of Georgia, the time therefore shall be extended to the next business day.

         DATED this 8th day of January, 2002. All references to the "date of this Contract" or similar references shall mean this date.

                                    SELLER:
                                    BRUNNER COMPANIES INCOME
                                    PROPERTIES, L.P.I, A DELAWARE
                                    LIMITED PARTNERSHIP

                                    BY:  BRUNNER MANAGEMENT, L.P.,
                                         A DELAWARE LIMITED PARTNERSHIP,
                                    ITS GENERAL PARTNER

                                    BY:  BCIP I & III, LLC, A GEORGIA LIMITED
                                         LIABILITY COMPANY,
                                         ITS GENERAL PARTNER

                                    BY:  /s/ James M. Hull
                                         --------------------------
                                         JAMES M. HULL
                                         ITS:  MEMBER MANAGER


                                    BUYER:  /s/ Joseph L. Tamsberg, Jr.
                                            ------------------------------
                                            JOSEPH L. TAMSBERG, JR.



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                                  EXHIBIT "B"

                        TENANT NAME                           SECURITY DEPOSIT
                        -----------                           ----------------
Food Lion                                                         $  0.00
Medicine Shoppe                                                   $  0.00
Great Wall                                                        $850.00
Enterprise Rent A Car                                             $  0.00
CitiFinancial                                                     $  0.00
Allstate Insurance                                                $  0.00
Rent A Center                                                     $  0.00